Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Record 2016 and Fourth Quarter

Fourth Quarter Net Income Increases 29% to $2.0 Million
Reports Record Loans and Deposits

BRENTWOOD, Tenn.--(BUSINESS WIRE)--January 26, 2017--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent of Reliant Bank, today reported record net income attributable to common shareholders, loans and deposits for its fourth quarter and year ended December 31, 2016. Fourth quarter net income attributable to common shareholders rose 29.0% to $2.0 million from $1.5 million for the fourth quarter 2015. Fully diluted net income per share attributable to common shareholders rose 19.0% to $0.25 for the fourth quarter of 2016 compared with $0.21 for the fourth quarter 2015. Net income attributable to common shareholders for the full year 2016 rose 60.3% to $8.9 million from $5.6 million for 2015. Fully diluted net income per share attributable to common shareholders rose 34.9% to $1.16 from $0.86 for 2015. Net loans, excluding mortgage loans held for sale, rose 8.0% to a record $657.7 million at December 31, 2016, compared with $608.7 million at December 31, 2015. Deposits were a record $763.8 million at December 31, 2016, up 19.3% compared with $640.0 million at December 31, 2015.

“We are pleased to report record results for our fourth quarter and 2016 that highlight the progress we have made since the merger of Reliant Bank and Commerce Union Bank last year,” stated William R. DeBerry, Chairman and CEO of the Company. “For the fourth quarter and the year, we reported growth in net income, loans and deposits compared with the prior year that benefited from the strong markets in our five county market in middle Tennessee. We plan to expand our presence in Nashville with the planned opening of a new branch in Green Hills, an affluent submarket of Nashville, in the first quarter of 2017. We remain positive about our growth opportunities in 2017 based on the strong economic and demographic trends in middle Tennessee.”

Fourth Quarter Revenue

Total interest income was up 2.8% to $8.9 million in the fourth quarter of 2016 compared with $8.7 million in the fourth quarter of 2015. Total interest income increased 3.4% in the fourth quarter of 2016 compared with $8.7 million in the third quarter of 2016. The increase in interest income from the third quarter of 2016 was primarily due to an increase in average earning assets.

Noninterest income declined to $869,000 in the fourth quarter of 2016 compared with $1.6 million in the third quarter of 2016 and $3.5 million in the fourth quarter of 2015. The decrease in noninterest income from the third quarter of 2016 was due primarily to a $320,000 loss ($197,000 net of the tax benefit) on securities transactions arising from a municipal bond replacement strategy compared with a $296,000 gain in the third quarter of 2016 and a $7,000 loss in the fourth quarter of 2015. The proceeds from the fourth quarter sale of securities were reinvested in higher yielding municipal bonds that are expected to be less price sensitive to rising interest rates and potential declines in corporate tax rates. The decline in noninterest income from the fourth quarter of 2015 was primarily due to the transition of the out-of-market mortgage operations in the second quarter of 2016.

Net Interest Income and Margins

Net interest income rose to $8.0 million in the fourth quarter of 2016, up 1.8% compared with $7.9 million in the fourth quarter of 2015 and an increase of 2.7% from $7.8 million in the third quarter of 2016. The increase in net interest income over the prior year was driven by growth in earning assets, growth in net interest margin, offset partially by lower net discount accretion associated with the merger of Commerce Union Bank and Reliant Bank and lower yields on new loans. The net discount accretion totaled $162,000 for the fourth quarter of 2016 compared with $368,000 for the third quarter of 2016 and $442,000 for the fourth quarter of 2015.

Net discount accretion is expected to total $408,000 in 2017 compared with $1,414,000 in 2016. Net discount accretion by quarter for 2017 is expected to be $99,000, $101,000, $104,000 and $104,000 for the first, second, third and fourth quarters, respectively.

Net interest margin rose 7 basis points to 4.03% in the fourth quarter of 2016 compared with 3.96% in the fourth quarter of 2015 and was up 5 basis points from 3.98% in the third quarter of 2016.

Provision for Loan Losses – Strong Asset Quality

Provision for loan losses was $208,000 for the fourth quarter of 2016 compared with $230,000 for the fourth quarter of 2015. The provision for loan losses in the latest quarter remains low due to the low level of problem credits. Provision for loan losses for the third quarter of 2016 was $145,000. We experienced net recoveries of $74,000 for the fourth quarter of 2016 compared with net charge offs of $33,000 for the third quarter of 2016 and net recoveries of $82,000 for the fourth quarter of 2015.

“Our asset quality remained strong at year end 2016,” stated DeVan Ard, CEO of Reliant Bank and President of the Company. “We had a reduction in non-performing loans and lower charge-offs in the fourth quarter of 2016 compared with the prior year’s fourth quarter. We also sold off the remaining other real estate owned during 2016. This reduced non-performing assets both for the fourth quarter of 2016 and for the year. We had no accruing loans past due 90 days or more at year end 2016 and remained in a net recovery position for the year. This is the fourth year that we have ended the year in a net recovery position.”

Noninterest Expenses Decline

Noninterest expenses declined 24.5% to $6.8 million in the fourth quarter of 2016 compared with $9.0 million in the fourth quarter of 2015, and were down slightly when compared with $6.9 million in the third quarter of 2016. The Company reported lower noninterest expenses in every major category compared with the fourth quarter of last year, including lower salaries and employee benefits; occupancy, information technology, advertising and public relations expenses and lower audit; federal deposit insurance, provision for losses on other real estate and other operating expenses compared with the fourth quarter of 2015. The decrease in noninterest expenses benefited from the transition of out-of-market mortgage operations in the second quarter of 2016 and synergies related to the merger of Reliant Bank and Commerce Union Bank.

The Bank’s efficiency ratio, excluding its mortgage subsidiary, improved to 58.0% in the fourth quarter of 2016 compared with 61.4% in the fourth quarter of 2015.

The Company’s effective income tax rate after consideration of the impact of the noncontrolling interest in the (income) loss of the subsidiary for the fourth quarter of 2016 was 19.4% compared with 21.8% for the third quarter of 2016 and 29.1% in the fourth quarter of 2015. The tax rate for the third and fourth quarters of 2016 included credits to income tax expense arising from the recognition of excess tax benefits on the exercise of stock options that totaled $107,000 and $18,000 in the third and fourth quarters of 2016, respectively. The tax rate for the third and fourth quarters of 2016 also benefited from a state tax credit of $217,000 each quarter related to the origination of an interest-free loan to a local housing authority.

Balance Sheet Growth – Loans and Deposits Increase in 2016

Net loans, excluding mortgage loans held for sale, rose to a record $657.7 million at December 31, 2016, up 8.0% compared with $608.7 million at December 31, 2015, and increased 3.2% on an annualized basis from $652.4 million at September 30, 2016.

“We experienced a seasonal slowdown in loan growth in the fourth quarter, due to pay downs in agricultural loans and construction loans. New loan production remained strong, especially for construction loans in our markets. We closed over $67 million in loans in the fourth quarter, including construction loans that will begin funding in the first quarter of 2017. At December 31, 2016 our unfunded loan commitments had grown by $42 million when compared to December 31, 2015, and combined with our robust loan pipeline at year end 2016, we expect our loan growth to be in the low double-digit range in 2017,” stated Ard.

“The market in Nashville has very strong fundamentals that continue to attract new companies, a growing employment base, and increased loan demand. We believe the growth in our loan portfolio will benefit from the projected growth for population and employment in our major growth markets in Williamson, Sumner and Rutherford counties. We remain focused on loan quality and remain cautious about lending to certain market sectors in Nashville due to potential over-building combined with the sharp rise is real estate prices over the past three years. We believe our focus on quality credit metrics is an important part of our long-term growth strategy to build shareholder value,” continued Ard.

The Bank’s average earning assets grew 4.8% to $851.7 million in the fourth quarter of 2016 compared with $813.0 million at December 31, 2015. The growth in earning assets benefited from an 8.9% increase in average loans and a 17.0% increase in average securities available for sale compared with the fourth quarter of last year.

Securities available for sale totaled $146.8 million at December 31, 2016, compared with $154.8 million at September 30, 2016, and $133.8 million at December 31, 2015. The municipal bond replacement strategy that started late in the fourth quarter of 2016 included the sale of approximately $11.7 million of bank-qualified municipal securities and the purchase of a similar amount of general market municipal securities. The proceeds from the sale were reinvested in better yielding securities that are expected to be less sensitive to rising interest rates and potential declines in corporate tax rates. Purchases were completed early in the first quarter of 2017.

Mortgage loans held for sale declined to $11.8 million at December 31, 2016, compared with $14.6 million at September 30, 2016, and $55.1 million at December 31, 2015. The decline in mortgage loans in the latest quarter was due to the seasonal slow-down in mortgage loans and higher interest rate environment in the fourth quarter of 2016, and the transition of the majority of the Bank’s out-of-market mortgage loan production offices to another bank early in the second quarter of 2016.

Total deposits rose 19.3% to a record $763.8 million at December 31, 2016, compared with $640.0 million at December 31, 2015. The increase in deposits was fueled by a 21.1% increase in demand deposits to $134.8 million and a 42.8% increase in time deposits to $359.8 million at December 31, 2016 compared with December 31, 2015. During the fourth quarter of 2016, we paid down approximately $112.4 million of short-term FHLB advances mainly with proceeds received from the placement of State of Tennessee certificates of deposits. This change in our funding mix slightly lowered our funding costs and decreased our dependency on FHLB borrowings. The loan to deposit ratio was 87.3% at December 31, 2016, compared with 100.2% at September 30, 2016, and 96.3% at December 30, 2015.

Stockholders’ equity rose to $106.9 million at the end of the fourth quarter 2016. Tangible book value per share was $12.08 at December 31, 2016. The decline in tangible book value from the third quarter of 2016 was primarily due to a decline in the value of the Bank’s securities portfolio which was recognized through its accumulated other comprehensive loss and the declaration of a $0.22 dividend during the fourth quarter of 2016.

Strong Capital Position

The Company’s and Bank’s capital position remained strong at year-end 2016. The Bank’s Tier 1 leverage ratio was 10.75% and Tier 1 risk-based capital was 12.89% at December 31, 2016. The Bank’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

Accounting Treatment for Merger and Mortgage Subsidiary

The fourth quarter’s results for 2016 and 2015 are for Commerce Union Bancshares, Inc. (Company) and include the combined results of Reliant Bank and Commerce Union Bank following their merger that was effective April 1, 2015. The results for the year ended December 31, 2015, include the operations of Reliant Bank only for the first quarter 2015 and the combined results of Reliant Bank and Commerce Union Bancshares, Inc. for the second, third and fourth quarters 2015.

The consolidated balance sheets and statements of operations include the operation of the Bank’s majority-controlled subsidiary, Reliant Mortgage Ventures, LLC. For financial accounting purposes the subsidiary is treated as a variable interest entity for which the Bank is deemed to be the primary beneficiary. The venture is operated under a joint venture arrangement. The Bank receives 30% of the net income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Bank does not absorb any losses incurred by the venture. Revenue and expenses related to the subsidiary are included in noninterest income and expenses of the Bank and the noncontrolling portion of the net income or loss of the subsidiary is reflected in the “noncontrolling interest in net (income) loss of the subsidiary” on the Consolidated Statements of Operations. For the fourth quarter of 2016, the mortgage subsidiary generated a net loss of $532,000 compared with a net loss of $605,000 in the third quarter of 2016 and net income of $3,000 for the fourth quarter of 2015. For the year ending December 31, 2016, the subsidiary generated a net loss of $1,039,000 compared with net income of $407,000 for the year ending December 31, 2015.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures presented below include “adjusted net interest margin” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments and non-recurring income relating to the payoff of an impaired loan in the second quarter of 2016 do not reflect the operational performance of the business in this period and, accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2016, SEPTEMBER 30, 2016 AND DECEMBER 31, 2015
(Dollar Amounts In Thousands)
(Unaudited)

ASSETS
	December 31,	September 30,
	2016	2016	December 31,
	(Unaudited)	(Unaudited)	2015

Cash and due from banks	$23,413	$34,869	$20,289
Federal funds sold	830	100	281
Total cash and cash equivalents	24,243	34,969	20,570
Securities available for sale	146,813	154,816	133,825
Loans, net of unearned income	666,783	661,246	616,570
Allowance for loan losses	(9,082)	(8,801)	(7,823)
Loans, net	657,701	652,445	608,747
Mortgage loans held for sale	11,831	14,649	55,093
Accrued interest receivable	3,786	3,499	3,096
Premises and equipment, net	9,093	8,964	9,196
Restricted equity securities, at cost	7,133	7,081	6,244
Other real estate, net	-	-	1,149
Cash surrender value of life insurance contracts	24,827	24,633	20,077
Goodwill	11,404	11,404	11,404
Core deposit intangibles	1,582	1,671	1,938
Other assets	13,571	5,889	5,065

TOTAL ASSETS	$911,984	$920,020	$876,404

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$134,792	$139,720	$111,309
Interest-bearing demand	85,478	90,205	95,397
Savings and money market deposit accounts	183,788	183,304	181,316
Time	359,776	246,627	251,986
Total deposits	763,834	659,856	640,008
Accrued interest payable	107	134	55
Short term borrowings	3,671	-	-
Federal Home Loan Bank advances	32,287	144,680	135,759
Dividends payable	1,711	-	1,489
Other liabilities	3,455	6,118	2,342

TOTAL LIABILITIES	805,065	810,788	779,653

STOCKHOLDERS’ EQUITY
Common stock, $1 par value; 10,000,000 shares authorized; 7,778,309, 7,763,351 and 7,279,620 shares issued and outstanding at December 31, 2016, September 30, 2016 and December 31, 2015, respectively	7,778	7,763	7,280
Additional paid-in capital	89,045	88,821	84,520
Retained earnings	12,212	11,952	4,987
Accumulated other comprehensive income (loss)	(2,116)	696	(36)

TOTAL STOCKHOLDERS’ EQUITY	106,919	109,232	96,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$911,984	$920,020	$876,404

COMMERCE UNION BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIODS INDICATED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	December 31,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	2015
INTEREST INCOME
Interest and fees on loans	$7,894	$7,729	$7,550	$31,905	$26,017
Interest and fees on loans held for sale	110	109	448	773	1,523
Interest on investment securities, taxable	135	137	235	724	881
Interest on investment securities, nontaxable	705	578	394	2,211	1,185
Federal funds sold and other	104	103	81	402	282

TOTAL INTEREST INCOME	8,948	8,656	8,708	36,015	29,888

INTEREST EXPENSE
Deposits
Demand	45	46	54	182	190
Savings and money market deposit accounts	152	151	141	632	466
Time	575	430	414	1,835	1,416
Federal Home Loan Bank advances and other	133	194	198	714	646

TOTAL INTEREST EXPENSE	905	821	807	3,363	2,718

NET INTEREST INCOME	8,043	7,835	7,901	32,652	27,170

PROVISION FOR LOAN LOSSES	208	145	230	968	(270)

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,835	7,690	7,671	31,684	27,440

NONINTEREST INCOME
Service charges on deposit accounts	313	320	276	1,239	958
Gains on mortgage loans sold, net	642	551	3,012	6,317	10,999
Gain (loss) on securities transactions, net	(320)	296	(7)	36	(388)
Gain on sale of other real estate	-	145	5	301	6
Other	234	263	248	907	807

TOTAL NONINTEREST INCOME	869	1,575	3,534	8,800	12,382

NONINTEREST EXPENSE
Salaries and employee benefits	3,962	4,017	5,419	18,256	18,657
Occupancy	768	767	867	3,174	3,387
Information technology	637	586	686	2,486	2,479
Advertising and public relations	160	117	352	702	1,213
Audit, legal and consulting	294	328	583	1,287	1,892
Federal deposit insurance	89	109	107	438	383
Provision for losses on other real estate	-	17	-	70	110
Other operating	917	942	1,033	3,961	3,448

TOTAL NONINTEREST EXPENSE	6,827	6,883	9,047	30,374	31,569

INCOME BEFORE PROVISION FOR INCOME TAXES	1,877	2,382	2,158	10,110	8,253

INCOME TAX EXPENSE	438	619	627	2,213	2,271

CONSOLIDATED NET INCOME	1,439	1,763	1,531	7,897	5,982

NONCONTROLLING INTEREST IN NET (INCOME) LOSS OF SUBSIDIARY	532	605	(3)	1,039	(407)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,971	$2,368	$1,528	$8,936	$5,575

Basic net income attributable to common shareholders, per share	$0.26	$0.31	$0.21	$1.18	$0.88
Diluted net income attributable to common shareholders, per share	$0.25	$0.30	$0.21	$1.16	$0.86

COMMERCE UNION BANCSHARES, INC.
SEGMENT FINANCIAL INFORMATION
FOR THE PERIODS INDICATED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

Retail Banking	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net interest income	$7,953	$7,750	$7,539	$32,035	$25,931
Provision for loan losses	208	145	230	968	(270)
Noninterest income	228	1,024	522	2,481	1,383
Noninterest expense	5,527	5,600	5,675	22,327	19,590
Income tax expense	475	661	628	2,285	2,419
Net income	$1,971	$2,368	$1,528	$8,936	$5,575

Residential Mortgage Banking	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Net interest income	$90	$85	$362	$617	$1,239
Provision for loan losses	-	-	-	-	-
Noninterest income	641	551	3,012	6,319	10,999
Noninterest expense	1,300	1,283	3,372	8,047	11,979
Income tax expense	(37)	(42)	(1)	(72)	(148)
Net income (loss)	(532)	(605)	3	(1,039)	407
Noncontrolling interest in net (income) loss of subsidiary	532	605	(3)	1,039	(407)
Net income attributable to common shareholders	$-	$-	$-	$-	$-

COMMERCE UNION BANCSHARES, INC.
SELECTED QUARTERLY FINANCIAL DATA
AT OR FOR THE THREE MONTHS ENDED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Selected Income Statement Data
Total interest income	$8,948	$8,656	$9,497	$8,914	$8,708
Total interest expense	905	821	805	832	807
Net interest income	8,043	7,835	8,692	8,082	7,901
Provision for loan losses	208	145	450	165	230
Net interest income after provision for loan losses	7,835	7,690	8,242	7,917	7,671
Noninterest income	869	1,575	2,510	3,846	3,534
Noninterest expense	6,827	6,883	8,027	8,637	9,047
Income tax expense	438	619	588	568	627
Consolidated net income	1,439	1,763	2,137	2,558	1,531
Noncontrolling interest in net (income) loss of subsidiary	532	605	223	(321)	(3)
Net income attributable to common shareholders	1,971	2,368	2,360	2,237	1,528

Per Common Share Data
Net income attributable to common shareholders, per share
Basic	$0.26	$0.31	$0.31	$0.30	$0.21
Diluted	$0.25	$0.30	$0.31	$0.30	$0.21
Book value per common share	$13.75	$14.07	$13.90	$13.49	$13.29
Tangible book value per common share	$12.08	$12.39	$12.17	$11.74	$11.46
Basic weighted average common shares	7,719,126	7,673,347	7,560,503	7,450,400	7,130,665
Diluted weighted average common shares	7,853,581	7,768,792	7,678,508	7,563,666	7,291,960
Common shares outstanding at period end	7,778,309	7,763,351	7,627,777	7,560,594	7,279,620

Selected Balance Sheet Data
Total assets	$911,984	$920,020	$883,204	$868,545	$876,404
Securities available for sale	146,813	154,816	147,675	139,899	133,825
Loans, net of unearned income	666,783	661,246	649,277	622,733	616,570
Allowance for loan losses	9,082	8,801	8,688	8,090	7,823
Mortgage loans held for sale	11,831	14,649	14,961	24,682	55,093
Other real estate	-	-	475	1,139	1,149
Goodwill	11,404	11,404	11,404	11,404	11,404
Core deposit intangibles	1,582	1,671	1,760	1,849	1,938
Non-interest bearing deposits	134,792	139,720	134,515	116,362	111,309
Total deposits	763,834	659,856	647,851	657,777	640,008
Federal Home Loan Bank advances	32,287	144,680	124,871	104,798	135,759
Total stockholders' equity	106,919	109,232	106,024	102,022	96,751
Average loans	657,203	649,778	637,787	617,600	603,329
Average earnings assets (1)	851,652	836,487	830,501	821,181	813,009
Average total assets	902,547	885,127	880,657	871,961	864,752
Average stockholders' equity	107,529	106,778	103,297	99,237	92,582

(1)	Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities

COMMERCE UNION BANCSHARES, INC.
SELECTED QUARTERLY FINANCIAL DATA
AT OR FOR THE THREE MONTHS ENDED
(Dollar Amounts In Thousands, Except Per Share Amounts)
(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Selected Asset Quality Measures
Nonaccrual loans	$5,634	$6,122	$4,126	$4,342	$5,004
Total nonperforming assets (1)	5,634	6,122	4,601	5,481	6,153
Net charge offs (recoveries)	(74)	33	(149)	(102)	(82)
Nonaccrual loans to total loans	0.84%	0.93%	0.64%	0.70%	0.81%
Nonperforming assets to total assets	0.62%	0.67%	0.52%	0.63%	0.70%
Nonperforming assets to total loans and other real estate	0.84%	0.93%	0.71%	0.88%	1.00%
Allowance for loan losses to total loans	1.36%	1.33%	1.34%	1.30%	1.27%
Allowance for loan losses to nonaccrual loans	161.20%	143.76%	210.57%	186.32%	156.33%
Net charge offs (recoveries) to average loans (2)	(0.05%)	0.02%	(0.09%)	(0.07%)	(0.05%)

Capital Ratios (Bank Subsidiary Only)
Tier 1 leverage	10.75%	10.94%	10.59%	10.34%	9.88%
Common equity tier 1	12.89%	12.96%	12.49%	12.75%	11.97%
Tier 1 risk-based capital	12.89%	12.96%	12.49%	12.75%	11.97%
Total risk-based capital	14.11%	14.16%	13.67%	13.91%	13.08%

Selected Performance Ratios (2) (3)
Return on average assets	0.87%	1.07%	1.07%	1.03%	0.71%
Return on average stockholders' equity	7.33%	8.87%	9.14%	9.02%	6.60%
Net interest margin	4.03%	3.98%	4.42%	4.08%	3.96%

NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (4)
Net interest income	$8,043	$7,835	$8,692	$8,082	$7,901
Purchase accounting adjustments	(162)	(368)	(442)	(442)	(442)
Interest income recognized on payoff of purchased credit impaired loan	-	-	(619)	-	-
Adjusted net interest income	$7,881	$7,467	$7,631	$7,640	$7,459
Adjusted net interest margin	3.95%	3.80%	3.91%	3.86%	3.76%

Efficiency ratio (subsidiary bank only excluding the Holding
Company and the mortgage segment) (4)
Non-interest expense	$5,169	$5,294	$5,499	$5,039	$5,077

Net interest income	7,953	7,750	8,545	7,788	7,540
Tax equivalent adjustment for tax exempt
interest income (5)	414	354	308	286	203
Non-interest income	228	1,024	728	502	522
Less gain on sale of other real estate and other assets	-	(145)	(130)	(20)	(5)
Less (gain) loss on sale of securities	320	(296)	(60)	-	7
Adjusted operating income	$8,915	$8,687	$9,391	$8,556	$8,267

Efficiency Ratio	57.98%	60.94%	58.56%	58.89%	61.41%

(1)	Nonperforming assets consist of nonaccrual loans and other real estate
(2)	Data has been annualized
(3)	Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income divided by average earning assets
(4)	Not a recognized measure under generally accepted accounting principles (GAAP)
(5)	Utilizes a federal tax rate of 34%

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE THREE MONTHS ENDED DECEMBER 31, 2016 AND 2015
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended December 31, 2016 and 2015:

	Three Months Ended December			Three Months Ended December			Change
	31, 2016			31, 2015
		Rates /	Interest		Rates /	Interest
	Average	Yields	Income /	Average	Yields	Income /	Due to	Due to
	Balances	(%)	Expense	Balances	(%)	Expense	Volume	Rate	Total
Interest Earning Assets
Loans	$657,203	4.55	$7,348	$603,329	4.66	$7,080	$1,262	$(994)	$268
Loan fees	-	0.33	546	-	0.31	470	76	-	76
Loans with fees	657,203	4.88	7,894	603,329	4.97	7,550	1,338	(994)	344
Mortgage loans held for sale	11,205	3.91	110	46,475	3.82	448	(409)	71	(338)
Federal funds sold	319	-	-	442	1.80	2	-	(2)	(2)
Deposits with banks	19,021	0.33	16	22,880	0.21	12	(11)	15	4
Investment securities - taxable	30,332	1.77	135	49,667	1.88	235	(87)	(13)	(100)
Investment securities - tax-exempt	126,465	3.52	705	84,323	2.81	394	207	104	311
Other	7,107	4.93	88	5,893	4.51	67	14	7	21
Total earning assets	851,652	4.45	8,948	813,009	4.35	8,708	1,052	(812)	240
Nonearning assets	50,895			51,743
	$902,547			$864,752
Interest bearing liabilities
Interest bearing demand	86,288	0.21	45	98,769	0.22	54	(7)	(2)	(9)
Savings and money market	180,731	0.33	152	176,389	0.32	141	5	6	11
Time deposits - retail	209,600	0.70	369	142,378	0.72	258	158	(47)	111
Time deposits - wholesale	94,939	0.86	206	99,095	0.62	156	(42)	92	50
Total interest bearing deposits	571,558	0.54	772	516,631	0.47	609	114	49	163
Federal Home Loan Bank advances and other	79,165	0.67	133	142,129	0.55	198	(272)	207	(65)
Total interest-bearing liabilities	650,723	0.55	905	658,760	0.49	807	(158)	256	98
Net interest rate spread (%) / Net Interest Income ($)		3.90	$8,043		3.86	$7,901	$1,210	$(1,068)	$142
Non-interest bearing deposits	139,896	(0.09)		102,150	(0.07)
Other non-interest bearing liabilities	4,399			11,260
Stockholder's equity	107,529			92,582
	$902,547			$864,752
		0.46			0.42
Net interest margin		4.03			3.96

COMMERCE UNION BANCSHARES, INC.
YIELD TABLES
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
(Dollar Amounts In Thousands)
(Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the years ended December 31, 2016 and 2015:

	Year Ended December 31, 2016			Year Ended December 31, 2015			Change
		Rates /	Interest		Rates /	Interest
	Average	Yields	Income /	Average	Yields	Income /	Due to	Due to
	Balances	(%)	Expense	Balances	(%)	Expense	Volume	Rate	Total
Interest Earning Assets
Loans	$640,592	4.78	$29,950	$517,148	4.78	$24,719	$5,231	$-	$5,231
Loan fees	-	0.31	1,955	-	0.25	1,298	657	-	657
Loans with fees	640,592	5.09	31,905	517,148	5.03	26,017	5,888	-	5,888
Mortgage loans held for sale	21,064	3.67	773	38,284	3.98	1,523	(639)	(111)	(750)
Federal funds sold	605	0.50	3	441	2.72	12	3	(12)	(9)
Deposits with banks	20,240	0.35	70	21,715	0.18	39	(3)	34	31
Investment securities - taxable	40,463	1.79	724	46,393	1.90	881	(108)	(49)	(157)
Investment securities - tax-exempt	105,536	3.39	2,211	65,165	2.76	1,185	749	277	1,026
Other	6,837	4.81	329	4,989	4.63	231	89	9	98
Total earning assets	835,337	4.56	36,015	694,135	4.39	29,888	5,979	148	6,127
Nonearning assets	49,737			39,516
	$885,074			$733,651
Interest bearing liabilities
Interest bearing demand	88,775	0.21	182	88,857	0.21	190	(8)	-	(8)
Savings and money market	186,473	0.34	632	158,670	0.29	466	84	82	166
Time deposits - retail	159,351	0.70	1,116	116,364	0.76	883	307	(74)	233
Time deposits - wholesale	102,626	0.70	719	95,719	0.56	533	42	144	186
Total interest bearing deposits	537,225	0.49	2,649	459,610	0.45	2,072	425	152	577
Federal Home Loan Bank advances and other	111,290	0.64	714	105,624	0.61	646	36	32	68
Total interest-bearing liabilities	648,515	0.52	3,363	565,234	0.48	2,718	461	184	645
Net interest rate spread (%) / Net Interest Income ($)		4.04	$32,652		3.91	$27,170	$5,518	$(36)	$5,482
Non-interest bearing deposits	127,619	(0.09)		83,731	(0.07)
Other non-interest bearing liabilities	4,724			4,564
Stockholder's equity	104,216			80,122
	$885,074			$733,651
Cost of funds		0.43			0.41
Net interest margin		4.15			4.00

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes have been allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.